EXHIBIT 99.1

News from Graham Packaging

Contact:

Donald C. Sarvey

Editorial Enterprises, Inc.

(717) 236-7716

editorialenterprises@earthlink.net

August 12, 2005

FOR IMMEDIATE RELEASE

Graham Packaging sees 2nd quarter increases in net sales, operating income

YORK, Pennsylvania, USA—Graham Packaging Holdings Company, the parent company of Graham Packaging Company, L.P., reported a 130.2 percent gain in net sales and a 19.8 percent gain in operating income for the second quarter of 2005, as compared to the second quarter of 2004.

Chairman and CEO Philip R. Yates said net sales for the three months ended June 30, 2005, totaled $644.7 million, an increase of $364.6 million, or 130.2 percent, from net sales of $280.1 million for the three months ended June 27, 2004.

Yates attributed the increase primarily to Graham Packaging’s acquisition last October of OIPC, the plastic blow-molded container business of O-I, and an increase in resin pricing. Graham Packaging essentially doubled in size as a result of the $1.2 billion acquisition of OIPC, with combined pro forma sales of $2.2 billion in 2004.

Overall in the second quarter, the number of container units sold increased 79 percent as compared to the second quarter of 2004.

On a geographic basis, second-quarter net sales in North America were up $332.1 million, or 142.3 percent, over the second quarter of 2004. The increase was due primarily to the acquisition of OIPC and increases in resin pricing. Net sales were up 70.4 percent in Europe and 65.6 percent in South America. These increases were credited to the acquisition of OIPC and favorable changes in exchange rates.

“We are at the nine-month point following the acquisition of OIPC, and the integration of the two organizations is proceeding well, but with the normal set of challenges in closing and consolidating plants, moving lines, and starting new equipment,” Yates said. “During the second quarter,” he added, “we relocated and re-installed equipment across our plant network and installed five new high-speed blowmolders to boost our productivity. This resulted in a one-time increase in project start-up costs of $7.4 million when compared to the second quarter 2004. We are managing this elevated level of integration and restructuring activity while also working to reduce excess costs at a few key plants. As we move from the peak of our integration and restructuring work, our combined resources will drive the operations improvements and technological developments that were the basis for the acquisition.”

Yates said that although shipments in a couple of product areas were softer than expected, net sales for the six months ended June 30, 2005, totaled $1,265.3 million, an increase of $724.9 million, or 134.1 percent, over net sales of $540.4 million for the six months ended June 27, 2004.

Chief Financial Officer John E. Hamilton said operating income for the second quarter of 2005 increased by $7.6 million, or 19.8 percent, as compared to the second quarter of 2004. Operating income from the additional sales was partially offset by expenses related to the acquisition of OIPC, an increase in restructuring expenses of $12 million, and a net increase in project costs of $7.4 million as noted above. Without these additional costs, operating income would have increased by $27 million, or 70 percent.

Hamilton said net income for the second quarter of 2005 totaled $4.1 million, a decrease of $11.8 million, or 74 percent, as compared to the second quarter of 2004, partially related to the items noted above combined with net interest expense, which increased by $23.2 million, or 114.3 percent, to $43.5 million. This increase in net interest was primarily related to higher debt levels following the refinancing completed in connection with the OIPC acquisition.

Operating income for the six-month period ended June 30, 2005, grew by $17.0 million, or 23.7 percent, compared to the six-month period ended June 27, 2004. Again, as with the quarter, operating income from the additional sales was partially offset by expenses related to the acquisition of OIPC, an increase in restructuring expenses of $19.3 million, and a net increase in project costs of $8.4 million. Without these additional costs, operating income would have increased by $44.7 million, or 62 percent.

The net loss for the six-month period ended June 30, 2005, was $7.4 million, a drop of $33.9 million, or 128 percent, from net income of $26.5 million in the comparable period last year, partially related to the items noted above, combined with net interest expense, which increased $45.0 million, or 109 percent, to $86.2 million. This increase in net interest was primarily related to higher debt levels following the refinancing completed in connection with the OIPC acquisition.

Hamilton said covenant compliance EBITDA (earnings before interest, taxes, depreciation, and amortization)* was $133.5 million for the three months ended June 30, 2005; $253.1 million for the six months ended June 30, 2005; and $463.3 million for the four quarters ended June 30, 2005. A reconciliation from net income/(loss) is provided below.

Graham Packaging, currently operating with 88 plants worldwide, is a leader in the design, manufacture and sale of technology-based, customized blow-molded plastic containers for the branded food and beverage, household, personal care/specialty, and automotive lubricants product categories.

The company is a leading U.S. supplier of plastic containers for hot-fill juice and juice drinks, sports drinks, drinkable yogurt and smoothies, nutritional supplements, wide-mouth food, dressings, condiments, and beers; the leading global supplier of plastic containers for yogurt drinks; and the number-one supplier in the U.S., Canada, and Brazil of one-quart/one-liter plastic HDPE (high-density polyethylene) containers for motor oil.

The Blackstone Group of New York is the majority owner of Graham Packaging.

Reconciliation of net income (loss) to EBITDA

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005	Four Quarters Ended June 30, 2005
	(In millions)
Net income (loss)	$4.1	$(7.4)	$(74.6)
Interest income	(0.1)	(0.3)	(0.5)
Interest expense	43.6	86.5	186.0
Income tax (benefit) provision	(1.7)	8.8	3.3
Depreciation and amortization	53.7	106.6	180.6

EBITDA	$99.6	$194.2	$294.8

Reconciliation of EBITDA to covenant compliance EBITDA

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005	Four Quarters Ended June 30, 2005
		(In millions)
EBITDA	$99.6	$194.2	$294.8
Minority interest	0.2	0.7	1.3
Impairment charges	—	1.6	8.2
Fees related to monitoring agreements(a)	1.3	2.5	4.3
Non-recurring items(b)	20.6	30.6	63.7
Pro forma adjustments (c)	11.8	23.5	91.0

Covenant compliance EBITDA	$133.5	$253.1	$463.3

(a)	Represents annual fees paid to Blackstone and a limited partner of Holdings under monitoring agreements.
(b)	The Company is required to adjust EBITDA, as defined above, for the following non-recurring items:
(c)	The Company is required to adjust EBITDA for synergy cost savings, as defined in the Credit Agreement, and the pro forma impact of acquisitions.

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005	Four Quarters Ended June 30, 2005
		(In millions)
Reorganization and transaction related costs(i)	$12.0	$20.1	$45.1
Project startup costs(ii)	8.6	10.5	18.6
	$20.6	$30.6	$63.7

(i)	Represents non-recurring costs related to the acquisition of O-I Plastic, global reorganization costs and other costs.
(ii)	Represents non-recurring costs associated with project startups.

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The company’s future operating results will be affected by various uncertainties and risk factors, many of which are beyond the company’s control. For a description of these uncertainties and risk factors, and for a more complete description of the company’s results of operations, see the company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

*Covenant compliance EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. Covenant compliance EBITDA is calculated in the Credit Agreements and Indentures by adding minority interest, extraordinary items, interest expense, interest income, income taxes, depreciation and amortization expense, impairment charges, the ongoing per-year fees paid to certain of the partners of Holdings under existing agreements, non-cash equity in earnings of joint ventures, other non-cash charges, recapitalization expenses, special charges and unusual items and certain other charges to net income (loss) and is a calculation used for certain covenant tests starting in 2005.

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